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                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF


                               EARNINGS PER SHARE
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
                                                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                                                        COMPUTATION OF EARNINGS PER SHARE
                                                      (millions - except per share amounts)
                                                                   (unaudited)




                                                                  Three Months Ended March 31,
                                                 ----------------------------------------------------------------
                                                       1995                                      1994
                                                 ---------------------                    -----------------------
                                                                  Per                                        Per
                                                 Amount          Share                    Amount            Share
                                                 ------          -----                    ------            -----
 PRIMARY:
 Net income                                      $60.7                                     $48.1
 Less:  Preferred stock dividends                 (2.1)                                     (2.2)
                                                 ------                                   ------
 Income available to Common
   Shareholders                                  $58.6           $.79                      $45.9            $ .62
                                                 ======          =====                    ======            =====

 Average shares outstanding                       71.5                                      72.1
 Net effect of dilutive stock options              2.5                                       2.4
                                                 ------                                   ------
     Total                                        74.0                                      74.5
                                                 ======                                   ======

 FULLY DILUTED:
 Net income                                      $60.7                                     $48.1
 Less: Preferred stock dividends                  (2.1)                                     (2.2)
                                                 -----                                     -----
 Income available to Common
   Shareholders                                  $58.6           $.79                      $45.9             $ .62
                                                 ======          =====                    ======            =====


 Average shares outstanding                       71.5                                      72.1
 Net effect of dilutive stock options              2.6                                       2.4
                                                 ------                                   ------

     Total                                        74.1                                      74.5
                                                 ======                                   ======